Exhibit 99.1

Ikena Oncology Appoints Caroline Germa, M.D. as Chief Medical Officer

Caroline Germa, M.D., an accomplished senior executive and medical oncologist, brings over 25 years of pharmaceutical and drug development expertise

Dr. Germa will drive clinical development strategy and oversee the execution of targeted oncology programs, IK-930 and IK-595

Sergio Santillana, M.D., M.Sc., MBA resigned from current role as Chief Medical Officer

BOSTON, February 21, 2024, –Ikena Oncology, Inc. (Nasdaq: IKNA, “Ikena,” “Company”), a targeted oncology company forging new territory in patient-directed cancer treatment, today announced the resignation of Dr. Sergio Santillana and the appointment of Dr. Caroline Germa as Chief Medical Officer. Her addition comes at a pivotal time with the Company’s focus on its clinical programs, IK-930 and IK-595, underscoring Ikena’s commitment to driving innovation in the targeted oncology space.

“Our clinical team is firing on all cylinders to bring the right patients into our ongoing IK-930 and IK-595 studies, and to collaborate with our investigators to learn as much as we can from these two novel Phase I programs. Dr. Germa’s leadership and experience in clinical drug development, in both the biotech space and the large pharma world, will be instrumental to our development effort and strategy, as we set both of our programs up for success,” said Mark Manfredi, Ph.D., Chief Executive Officer of Ikena. “We are confident that Dr. Germa’s contributions will continue to broaden patient access to our programs and, in turn, drive value for our investors and stakeholders, as we remain on track to deliver a clinical update in the second half of this year.”

Dr. Germa is an accomplished medical oncologist and clinical development leader with over 25 years of pharmaceutical experience across the spectrum of drug development, from early clinical trials to late phase and registrational studies. Prior to Ikena, Dr. Germa served as the EVP, Global Medicine Development, and Chief Medical Officer at Transcenta Therapeutics, where she played a pivotal role in shaping strategic goals for the company’s oncology and non-oncology portfolio, ensuring successful execution across all clinical development functions. Previously, Dr. Germa held senior leadership positions at global pharmaceutical companies such as AstraZeneca as Vice President and Head of Oncology Early Development Clinical Group, Bristol Myers Squibb as Development Team Lead for NKTR214, and Novartis where in particular she led the development and registration of KISQALI®, solidifying her reputation as a trailblazer in advancing oncology care in the relentless pursuit of a cure for cancer. Dr. Germa earned her Medical Doctor degree and board certification in medical oncology at the University of Lille, a degree in immunology from the University of Lille and a degree in health economics from Paris Diderot University in France.

Dr. Germa added, “I am thrilled to be joining Ikena at a time when it is primed for clinical inflection across the pipeline. The opportunity to work in a first-in-class program like IK-930, in a novel pathway like Hippo, is one that does not come often. In addition to that, I am deeply motivated by the work the team has done to solve what is missing for RAS and RAF mutant cancer patients who are unaddressed by the current available treatments with IK-595. I am looking forward to collaborating with this team on both of these novel targeted oncology programs for patients with great unmet needs.”

Dr. Sergio Santillana will resign from his role as Chief Medical Officer upon Dr. Germa’s appointment and will continue to consult for the Company to ensure a smooth transition of clinical responsibilities and activities to Dr. Germa. Dr. Manfredi continued, “We would like to thank Sergio for his dedication and contributions to Ikena. Dr. Santillana’s leadership was integral to bringing our programs into the clinic, and we wish him well in his future endeavors.”

About Ikena Oncology

Ikena Oncology® is focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance in the Hippo and RAS onco-signaling network. The Company’s lead targeted oncology program, IK-930, is a TEAD1 selective Hippo pathway inhibitor, a known tumor suppressor pathway that also drives resistance to multiple targeted therapies. The Company’s second clinical stage program targets the RAS signaling pathway with IK-595, a novel MEK-RAF molecular glue. Ikena aims to utilize their depth of institutional knowledge and breadth of tools to efficiently develop the right drug using the right modality for the right patient. To learn more, visit www.ikenaoncology.com or follow us on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding: the timing and advancement of our targeted oncology programs, including the timing of updates; our expectations regarding the therapeutic benefit of our targeted oncology programs; our ability to efficiently discover and develop product candidates; our ability to obtain and maintain regulatory approval of our product candidates; expectations with respect to year end cash and projected cash runway; the anticipated results of our organizational changes; the implementation of our business model; and strategic plans for our business and product candidates. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of our targeted oncology programs; our expectations regarding the therapeutic benefit of our targeted oncology programs; our ability to efficiently discover and develop product candidates; the implementation of our business model, and strategic plans for our business and product candidates, the sufficiency of the Company’s capital resources to fund operating expenses and capital expenditure requirements and the period in which such resources are expected to be available, and other factors discussed in the “Risk Factors” section of Ikena’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is on file with the Securities and Exchange Commission (SEC), as updated by any subsequent SEC filings. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Investor Contact:

Rebecca Cohen

Ikena Oncology

rcohen@ikenaoncology.com

Media Contact:

Luke Shiplo

LifeSci Communications

lshiplo@lifescicomms.com